EXHIBIT 5.1

79 Wellington St. W., 30th Floor
Box 270, TD South Tower
Toronto, Ontario M5K 1N2 Canada
P. 416.865.0040 | F. 416.865.7380

www.torys.com

April 5, 2017

Canadian Imperial Bank of Commerce
199 Bay Street, 11th Floor
Toronto, Ontario M5L 1A2
Canada

Dear Sirs/Mesdames:

Re: Canadian Imperial Bank of Commerce

We are acting as Canadian counsel to Canadian Imperial Bank of Commerce (“CIBC”) in connection with the  Registration Statement on Form F-4 and Post-Effective Amendment No. 1 to the Registration Statement on Form F-4, File No. 333-213147 (the “Registration Statements”) filed by CIBC with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the United States Securities Act of 1933, as amended, of an aggregate of 34,388,349 common shares in the capital of CIBC (the “Common Shares”), as set out in the Registration Statements. The Common Shares will be issued in connection with the transactions contemplated by the Agreement and Plan of Merger dated June 29, 2016 among PrivateBancorp, Inc., CIBC and CIBC Holdco Inc., as amended on March 30, 2017 (as so amended, the “Merger Agreement”), as described in the Registration Statements. This opinion letter is being delivered in connection with the Registration Statements, to which it appears as an exhibit.

We have examined and relied as to matters of fact upon such records and proceedings of CIBC, the originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and officers or directors of CIBC and such other documents, and have considered such questions of law and made such other investigations, as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.

Our opinion is given to you as of the effective date of the Registration Statements as determined by the SEC and we disclaim any obligation to advise you of any change after such date in or affecting any matter set forth herein.

The opinion hereinafter expressed is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein and is based upon legislation in effect on the date hereof.

Based and relying upon and subject to the foregoing we are of the opinion that the Common Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the references to our firm name therein.

Very truly yours,

/s/ Torys LLP

Torys LLP